                                   SUPPLEMENT
                                       TO
                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                            VALLEY FORGE CORPORATION

                                       AT
                              $19.00 NET PER SHARE

                                       BY
                             KCI ACQUISITION CORP.
                      A DIRECT WHOLLY-OWNED SUBSIDIARY OF
                              KEY COMPONENTS, LLC

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
 NEW YORK CITY TIME, ON FRIDAY, JANUARY 15, 1999, UNLESS THE OFFER IS EXTENDED.


    THIS SUPPLEMENT, DATED DECEMBER 31, 1998, SUPPLEMENTS AND AMENDS THE OFFER TO PURCHASE, DATED DECEMBER 9, 1998, RELATING TO THE PROPOSED OFFER TO PURCHASE FOR CASH ALL OUTSTANDING SHARES OF COMMON STOCK OF VALLEY FORGE CORPORATION (THE "OFFER TO PURCHASE"). THIS SUPPLEMENT, WHICH SHOULD BE READ IN CONJUNCTION WITH THE OFFER TO PURCHASE, IS BEING PROVIDED TO GIVE YOU CERTAIN ADDITIONAL INFORMATION. THE TERMS OF THE OFFER HAVE NOT BEEN CHANGED AND YOU MAY CONTINUE TO USE THE LETTER OF TRANSMITTAL AND PROCEDURES FOR TENDERING PREVIOUSLY DELIVERED TO YOU. CAPITALIZED TERMS USED HEREIN AND NOT OTHERWISE DEFINED HAVE THE MEANINGS ASCRIBED TO THEM IN THE OFFER TO PURCHASE.


    THE OFFER IS BEING MADE PURSUANT TO THE MERGER AGREEMENT, AS AMENDED BY AMENDMENT NO. 1, DATED AS OF DECEMBER 28, 1998 (THE "AMENDMENT;" THE AMENDMENT AND THE MERGER AGREEMENT ARE HEREINAFTER COLLECTIVELY REFERRED TO AS THE "MERGER AGREEMENT" AND ALL REFERENCES THERETO IN THE OFFER TO PURCHASE SHALL REFER TO THE MERGER AGREEMENT, AS AMENDED).

                      The Dealer Manager for the Offer is:

                                     [LOGO]

December 31, 1998

                                  INTRODUCTION


    THE EIGHTH PARAGRAPH IN THE SECTION ENTITLED "INTRODUCTION," WHICH APPEARS ON PAGE 4 OF THE OFFER TO PURCHASE, IS HEREBY AMENDED AND RESTATED IN ITS ENTIRETY TO READ AS FOLLOWS:



    The Company has advised the Offeror that as of December 2, 1998, there were 4,138,889 Shares issued and outstanding. The Company has further advised the Offeror that as of December 2, 1998, the Company had (i) 353,750 shares of capital stock reserved for future issuance pursuant to outstanding options to purchase shares of capital stock, (ii) 319,500 shares of capital stock reserved for future issuance in respect of future grants of stock options, and (iii) 7,519 shares of capital stock held in treasury. Pursuant to the Merger Agreement, the Company will use reasonable efforts to cancel all outstanding options in exchange for payment, prior to the Effective Time, of the excess of the Offer Price over the exercise price of such options, provided, that the Offeror and the Parent may offer to one or more holders of options the right to have substituted for such options stock appreciation rights ("Substitute SARs") of Key Components, Inc., a New York corporation and the sole member of the Parent ("KCI"), on such terms and conditions, including limitations of the aggregate amount of Substitute SARs to be offered and over-allotment procedures, as KCI may in its sole discretion determine. Holders of the Company's options who receive Substitute SARs shall not be entitled to receive any amount in settlement and cancellation thereof. As of the date hereof, neither the Offeror nor the Parent beneficially owns any Shares. If the Offeror acquires at least 3,725,001 Shares in the Offer (including the 2,186,161 Shares subject to the Stockholder Agreements), the Minimum Condition will be satisfied. In the event that the Offer is successful and the Offeror acquires 90% or more of the Shares (as provided above), the Parent would be able to effectuate the Merger by appropriate resolutions of the Board of Directors of the Offeror without any meeting or action by the stockholders of the Company, which resolutions have already been approved.


8.  CERTAIN INFORMATION CONCERNING THE COMPANY.

    THE COMPANY PROVIDED TO THE PARENT AND THE OFFEROR CERTAIN PROJECTIONS RELATING TO THE OPERATIONS OF THE COMPANY. THE FOLLOWING PARAGRAPH SHALL BE INSERTED AFTER THE LAST LINE ON PAGE 15 OF THE OFFER TO PURCHASE:

    Set forth below are certain consolidated financial projections relating to the operations of the Company prepared by the Company and made available to the Parent and Offeror in a Confidential Memorandum, prepared in August 1998. The following information was prepared by the Company solely for internal use and not for publication or with a view to complying with the published guidelines of the Commission regarding projections or with the guidelines established by the American Institute of Certified Public Accountants and are included in this Offer to Purchase only because they were furnished to the Parent. The following information is "forward-looking" and inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company, including industry performance, general business and economic conditions, changing competition, adverse changes in applicable laws, regulations or rules governing environmental, tax or accounting matters and other matters. One cannot predict whether the assumptions made in preparing the information will be accurate, and actual results may be materially higher or lower than those described below. The inclusion of this information should not be regarded as an indication that the Parent, Offeror, Company, their respective financial advisors or anyone who received this information considered it a reliable predictor of future events and this information should not be relied on as such. None of the Parent, Offeror, Company or their respective financial advisors assumes any responsibility for the validity, reasonableness, accuracy or completeness of the projections and the Company has made no representation to the Parent or Offeror regarding the financial information described below.

                            CONSOLIDATED PROJECTIONS
                                 (IN THOUSANDS)

                                                              ESTIMATED          PROJECTED          PROJECTED
                                                          DECEMBER 31, 1998  DECEMBER 31, 1999  DECEMBER 31, 2000
                                                          -----------------  -----------------  -----------------
Sales...................................................     $   107,362        $   125,723        $   144,762
Cost of Goods Sold......................................          64,449             74,481             84,621
                                                                --------           --------           --------
Gross Profit............................................          42,912             51,242             60,141
SG&A Expenses...........................................          32,088             37,151             43,154
                                                                --------           --------           --------
Operating Earnings......................................          10,824             14,091             16,987

11. BACKGROUND OF THE OFFER; PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS WITH THE COMPANY.

    THE SECOND PARAGRAPH ON PAGE 19 OF THE OFFER TO PURCHASE IS AMENDED TO ADD THE FOLLOWING TO THE END OF THE PARAGRAPH:


    "See Section 8-'Certain Information Concerning the Company."'


13. THE MERGER AGREEMENT, THE STOCKHOLDER AGREEMENTS, AND THE SG COWEN COMMITMENT LETTER.


    THE SG COWEN COMMITMENT LETTER HAS BEEN SUPERSEDED BY A NEW COMMITMENT LETTER, DATED DECEMBER 24, 1998, AND ALL REFERENCES TO THE SG COWEN COMMITMENT LETTER SHALL REFER TO THE SG COWEN COMMITMENT LETTER DATED DECEMBER 24, 1998. THE PARAGRAPH ENTITLED "GENERAL" UNDER THE SUBHEADING "SG COWEN COMMITMENT LETTER" IN SECTION 13- "THE MERGER AGREEMENT, THE STOCKHOLDER AGREEMENTS, AND THE SG COWEN COMMITMENT LETTER" APPEARING ON PAGE 31 OF THE OFFER TO PURCHASE IS HEREBY AMENDED AND RESTATED IN ITS ENTIRELY AS FOLLOWS:



    GENERAL. The SG Credit Facility will provide for borrowings in an aggregate principal amount of up to $95 million at any one time outstanding (and SG Cowen has agreed, subject to certain conditions, to use its best efforts to obtain commitments for an additional $5 million from other banks and financial institutions), comprised of up to (i) $35.0 million under the Revolving Credit Facility, subject to increase to $40 million at the Parent's option, provided and to the extent that the aggregate commitments with respect to the SG Cowen Credit Facility made by the Lenders (other than SG) shall exceed $65.0 million and (ii) $60.0 million under the Term Loans. Borrowings under the SG Credit Facility may only be used to acquire all of the capital stock of the Company and for general corporate and working capital purposes of the Parent, provided that an amount not to exceed $5.0 million will be available to finance the acquisition of G&H Technologies, Inc., if such acquisition has not been consummated prior to the closing date of the SG Cowen Credit Facility, on terms and conditions satisfactory to the Agent. In addition, if the amount of the Revolving Credit Facility is increased to up to $40.0 million as described above, such increase will be available to finance (i) Permitted Acquisitions (as defined in the SG Cowen Commitment Letter) or (ii) any other acquisitions as shall be consented to by Lenders holding 50.1% or more of the commitments.



    THE EFFECTIVENESS OF THE SG CREDIT FACILITY AND THE INITIAL BORROWINGS THEREUNDER REMAIN SUBJECT TO THE CONDITIONS PRECEDENT SET FORTH IN THE OFFER TO PURCHASE, EXCEPT THAT PARAGRAPHS (1) AND (4) THEREOF, APPEARING ON PAGE 32 OF THE OFFER TO PURCHASE, ARE AMENDED AND RESTATED IN THEIR ENTIRETY TO READ AS
FOLLOWS:


    (1) The Parent or the Offeror shall have acquired no less than 90% of the capital stock of the Company (the "Acquisition") for an aggregate consideration, which, when taken together with any merger consideration payable to any stockholders of the Company, does not exceed the sum of
       (x) $88,500,000 plus (y) the aggregate amount of cash proceeds received from the Parent from the issuance of additional common equity to finance the Acquisition; and the Merger Agreement shall have been duly approved by the boards of directors of the Offeror and the Company. In addition, the Agent shall be satisfied that the funds available to the Parent will be sufficient to consummate the Acquisition.

    (4) The Agent shall be satisfied that the Acquisition and the Merger shall be made in compliance with all applicable laws, statutes, rules and regulations.

    Questions or requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth below. Additional copies of this Supplement, the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent or the Dealer Manager and will be furnished promptly at the Offeror's expense. A stockholder may also contact its broker, dealer, commercial bank or trust company for assistance concerning the Offer.


                    THE INFORMATION AGENT FOR THE OFFER IS:

                             D.F. KING & CO., INC.
                                77 WATER STREET
                            NEW YORK, NEW YORK 10005
                 BANKS AND BROKERS CALL COLLECT (212) 269-5500
                    ALL OTHERS CALL TOLL FREE (800) 848-3094

                      THE DEALER MANAGER FOR THE OFFER IS:

                                     [LOGO]

                          1221 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10020
                                 (212) 278-5741
                         CALL TOLL FREE (877) 227-9431